Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO
Peapack-Gladstone Financial Corporation
T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS ANOTHER STRONG QUARTER

Bedminster, N.J. – April 28, 2015 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded net income of $5.01 million and diluted earnings per share of $0.33 for the three months ended March 31, 2015, compared to $3.03 million and $0.26, respectively, for the same three month period last year, reflecting increases of 65 percent and 27 percent, respectively.

The following table summarizes earnings for the quarters ended:

	Mar	Mar
(Dollars in millions, except EPS)	2015 (a)	2014	Improvement
Pretax income	$8.35	$4.90	$3.45	70%
Net income	$5.01	$3.03	$1.98	65%
Diluted EPS	$0.33	$0.26	$0.07	27%
Total revenue	$25.47	$20.57	$4.90	24%

Return on average assets	0.71%	0.59%	0.12
Return on average equity	8.13%	7.01%	1.12
Efficiency ratio	62.58%	70.06%	(7.48)

(a)	The quarter ended March 2015 included income of $260 thousand pretax related to a life insurance death benefit under its Bank Owned Life Insurance policies.

Doug Kennedy, President and CEO, said, “During the quarter we continued to focus on our Growth Strategy – Expanding Our Reach. Our continued growth and continued strong results this quarter demonstrate that our strategy is delivering positive operating leverage.”

Q1 2015 highlights follow:

•	The Company successfully began leveraging the capital raised in the fourth quarter of 2014. The Company believes it has ample capital to support its continued growth and expansion.
•	Earnings and performance ratios for the first quarter of 2015 reflected improvement when compared to the first quarter of 2014’s results (as reflected just above). Year over year growth in diluted earnings per share was 27 percent.
•	Loans at March 31, 2015 totaled $2.44 billion. This reflected growth of $679 million when compared to $1.76 billion at March 31, 2014. Year over year loan growth was 38 percent.
•	Asset quality metrics continued to be strong at March 31, 2015. Nonperforming assets at March 31, 2015 were just $7.4 million or 0.26 percent of total assets. Total loans past due 30 through 89 days were only $2.48 million at March 31, 2015.
•	During the first quarter of 2015, Commercial & Industrial (C&I) loan closings totaled $41 million. The C&I loan pipeline continues to be robust.
•	In February 2015, Eric H. Waser joined the Company as the Head of Commercial Banking. Eric is a seasoned banker with over 25 years “big-bank” experience.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) grew to $2.15 billion at March 31, 2015 from $1.69 billion at March 31, 2014. Year over year customer deposit growth totaled 27 percent.

•	The Company’s net interest income for the first quarter of 2015 was $ 19.58 million. This reflected improvement when compared to $15.57 million for the first quarter of 2014. Year over year growth in net interest income was 26 percent.
•	At March 31, 2015, the market value of assets under administration at the Private Wealth Management Division of Peapack-Gladstone Bank (“the Bank”) was just north of $3 billion. And, when adjusted on a pro forma basis for the acquisition of Wealth Management Consultants, would be just shy of $3.5 billion.
•	Fee income from the Private Wealth Management Division totaled $4.03 million for the first quarter of 2015, growing from $3.75 million for the first quarter of 2014. Year over year growth in wealth management fee income was 7 percent.
•	The book value per share at March 31, 2015 of $16.61 reflected improvement when compared to $15.08 at March 31, 2014. Year-over-year growth in book value per share totaled 10 percent.

Net Interest Income / Net Interest Margin

Net interest income was $19.58 million for the first quarter of 2015, compared to $15.57 million for the same quarter last year, reflecting growth of $4.01 million or 26 percent when compared to the prior year period. Net interest income for the first quarter of 2015 benefitted from significant loan growth during 2014, as well as during the first quarter of 2015. Additionally, interest income in the current quarter was benefitted by approximately $444 thousand of prepayment premiums received on the prepayment of certain multifamily loans. While no one can predict the timing or amount of prepayment premiums, given the size and seasoning of the Company’s multifamily loan portfolio, it is anticipated that additional prepayment premiums may be recognized in the future.

While net interest income for the first quarter of 2015 improved compared to prior periods, the net interest margin, on a fully tax-equivalent basis, was 2.88 percent for the March 2015 quarter compared to 3.18 percent for the March 2014 quarter. A portion of the decline in net interest margin for the March 2015 quarter was due to the maintenance of much larger average interest earning deposit/cash balances - $91.7 million average for the March 2015 quarter, compared to $31.7 million for the March 2014 quarter. Mr. Kennedy said, “As noted previously, given our rapid growth, we had decided to maintain greater liquidity on our balance sheet.”

In addition to the maintenance of larger interest bearing deposit/cash balances for much of the quarter, net interest margin also continued to be impacted by the effect of low market yields, as well as competitive pressures in attracting new loans and deposits. The Company expects continued high liquidity levels and also expects continued loan growth in this lower market rate and competitive environment.

Loan Originations / Loans

Total loan originations were $347 million for the first quarter ended March 31, 2015, compared to $302 million for the December 2014 quarter and $282 million for the March 2014 quarter. At March 31, 2015, loans totaled $2.44 billion as compared to $2.25 billion three months ago at December 31, 2014 and compared to $1.76 billion one year ago at March 31, 2014, representing increases of $192 million or 9 percent and $679 million or 38 percent, respectively.

The multifamily and commercial mortgage loan portfolio grew $490 million or 46 percent when comparing the March 31, 2015 balance to the March 31, 2014 balance. The increase was net of participations sold of $51 million in the current March 2015 quarter and $61 million in the quarter ended June 30, 2014. The net increase was attributable to: the addition of seasoned banking professionals over the course of 2014; continued attention to the client service aspect of the lending process; an expansion of New Jersey-based real estate marketing activities; and a focus on the Boroughs of New York City multifamily markets beginning in mid-2013. The increase was also due to demand from borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Mr. Kennedy said, “As explained previously, analysis showed that multifamily lending could be grown quickly and had strong credit metrics and provided solid risk-adjusted returns. Loan originations in this asset class have been robust as we built our C&I (Commercial & Industrial) lending capabilities, as part of our Strategic Plan. Going forward, multifamily lending, and related participations, will remain a focus of the Company. However, given our pipeline, and with the C&I lending program more seasoned, including the addition in 2014 of four seasoned bankers focused on C&I lending and the addition of a seasoned Head of Commercial Banking in February 2015, we anticipate that our C&I loan portfolio will continue to grow at an increased trajectory.”

The Company closed $41 million of commercial loans for the three months ended March 31, 2015, and closed $267 million for the twelve months ended March 31, 2015. At March 31, 2015, commercial loans totaled $336 million, more than double the $143 million one year ago at March 31, 2014.

Deposits / Funding / Balance Sheet Management

Loan growth of $192 million and increased interest earning/cash balances of $42 million in the March 2015 quarter, compared to the December 2014 quarter, were funded by customer deposit growth of $174 million, investment securities principal reductions and sales of $57 million, and capital growth of $7 million. Additional brokered interest-bearing demand (“overnight”) deposits were used to fully pay down higher costing overnight borrowings.

Brokered interest-bearing demand (“overnight”) deposits continue to be maintained as an additional source of liquidity. At a cost of approximately 25 basis points, such deposits are generally a more cost effective alternative than other borrowings and do not require pledging of collateral, as wholesale borrowings do. These deposits increased to $263 million at March 31, 2015. The Company does ensure ample available collateralized liquidity as a backup to these short term brokered deposits.

Certificates of deposit have also been utilized more extensively in 2015 compared to prior periods. The majority of these deposits have been longer term and have generally been transacted as part of the Company’s interest rate risk management. These certificates of deposit are also a more cost effective alternative than other borrowings and also do not require pledging of collateral. Also as part of its interest rate risk management, during the March 2015 quarter, the Company transacted several pay fixed, receive floating interest rate swaps totaling $75 million notional amount.

Mr. Kennedy went on to say, “As noted previously the March 2015 quarter and the June 2014 quarter included multifamily loan participations. These participations were part of the Company’s balance sheet management strategy and will likely continue in 2015.”

Mr. Kennedy further noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management products will help support both core deposit growth and commercial lending opportunities. Our bankers have robust pipelines of client deposits.”

Wealth Management Business

In the March 2015 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.03 million in fee income compared to $3.75 million for the March 2014 quarter, reflecting a 7 percent increase. The market value of the assets under administration (AUA) of the wealth management division was $3.05 billion at March 31, 2015, up approximately 11 percent from $2.75 billion at March 31, 2014. The growth in fee income and AUA was due to a combination of new business and market value improvement.

John P. Babcock, President of Private Wealth Management, noted, “We continue to incorporate wealth into every conversation we have with all of the Company’s clients, across all business lines. We have expanded our wealth management team and will continue to grow our team and expand the products, services, and advice we deliver to our clients.”

The Company previously announced it expects to close the acquisition of Wealth Management Consultants (NJ), LLC in early May. Mr. Babcock further noted, “We are excited to join forces with Tom Ross and his Company. The acquisition is consistent with our building our advice led wealth business and Tom and his team will add depth to our already high-caliber wealth management team.”

Other Noninterest Income

Service charges and fees for the March 2015 quarter were $805 thousand, compared to $694 thousand for the March 2014 quarter. Several categories reflected slight improvement in the quarter, including increased income associated with a new set of checking products put in place during the summer months.

Bank owned life insurance (BOLI) income of $537 thousand for the quarter ended March 31, 2015 was $271 thousand higher when compared to the $266 thousand for the same quarter last year. The 2015 quarter included $260 thousand additional income related to a net life insurance death benefit under its BOLI policies.

The March 2015 quarter included $148 thousand of income from the sale of newly originated residential mortgage loans, up from $112 thousand in the same 2014 quarter. Loans originated for sale were slightly greater in the 2015 period compared to the 2014 period.

Securities gains were $268 thousand for the March 2015 quarter compared to $98 thousand for the March 2014 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the interest rate environment, as well as the outlook, in the 2015 period, such strategy was employed more often than in the 2014 period.

Other income of $93 thousand for the March 2015 quarter was $22 thousand higher than the March 2014 quarter.

Operating Expenses

The Company’s total operating expenses were $15.77 million for the quarter ended March 31, 2015 compared to $14.34 million in the same 2014 quarter, reflecting a net increase of $1.43 million.

Salary and benefits expense increased in the March 2015 quarter when compared to the same quarter last year due to strategic hiring in line with the Company’s Strategic Plan. Additionally, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth contributed to the increase.

Premises and equipment expense and FDIC insurance expense for the quarter ended March 31, 2015 increased when compared to the same quarter last year. The increases were consistent with the Company’s continued growth.

Other expenses for the March 2015 quarter increased when compared to the March 2014 quarter. The current 2015 period included: increased wealth management division expenses due to growth in the business and increased advertising/marketing expenses. The 2015 period also included $222 thousand of professional fee expenses associated with the Wealth Management Consultants acquisition, as well as other special projects completed in the quarter.

Mr. Kennedy noted, “As I have noted previously, expense increases were planned and expected, and continue to track to our Plan. We expect that the trend of higher operating expenses will continue into 2015, as we bring on high caliber revenue producers, and continue to invest in our infrastructure, in line with our Plan. Further, we generally expect revenue and profitability related to new revenue producers to lag those expenses by several quarters. It is important to note, however, that revenue growth has outpaced expense growth considerably, which has caused our Efficiency Ratio to decline to approximately 63 percent for the current quarter.”

Provision for Loan Losses / Asset Quality

For the quarter ended March 31, 2015, the Company’s provision for loan losses was $1.35 million, compared to $1.33 million for the March 2014 quarter. Charge-offs, net of recoveries, for the first quarter of 2015 year were only $14 thousand.

At March 31, 2015 the allowance for loan losses was 329 percent of nonperforming loans and 0.85 percent of total loans.

The Company’s provision for loan losses and net increase in its allowance for loan losses continue to track well with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at March 31, 2015 were just $7.4 million or 0.26 percent of total assets, compared to $9.5 million or 0.42 percent at March 31, 2014. Total loans past due 30 through 89 days were only $2.48 million at March 31, 2015.

Capital / Dividends

Capital in the March 2015 quarter was benefitted by net income of $5.0 million and by $2.2 million of voluntary share purchases in the Dividend Reinvestment Plan.

At March 31, 2015, the Company’s leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.80 percent, 13.57 percent, 13.57 percent and 14.71 percent, respectively. The Company’s ratios are all above the respective 5 percent, 6.5 percent, 8 percent, and 10 percent levels required to be considered well capitalized under regulatory guidelines applicable to banks.

As previously announced, on April 23, 2015, the Board of Directors declared a regular cash dividend of $0.05 per share payable on May 22, 2015 to shareholders of record on May 8, 2015.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $2.88 billion as of March 31, 2015. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in Thousands)
(Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
ASSETS
Cash and due from banks	$7,439	$6,621	$6,596	$5,757	$6,373
Federal funds sold	101	101	101	101	101
Interest-earning deposits	65,283	24,485	114,124	209,768	95,059
Total cash and cash equivalents	72,823	31,207	120,821	215,626	101,533

Securities available for sale	276,119	332,652	269,550	225,270	248,070
FHLB and FRB Stock, at cost	10,598	11,593	9,121	9,946	12,765

Loans held for sale, at fair value	4,245	839	351	2,650	1,769
Loans held for sale, at lower of cost
or fair value	—	—	—	—	51,184

Residential mortgage	466,333	466,760	470,030	469,648	481,850
Multifamily mortgage	1,214,714	1,080,256	928,054	845,310	763,988
Commercial mortgage	339,037	308,491	332,507	321,437	299,482
Commercial loans	336,079	308,743	225,814	158,103	143,389
Construction loans	5,777	5,998	6,025	6,033	6,075
Consumer loans	28,206	28,040	27,597	23,414	20,945
Home equity lines of credit	50,399	50,141	48,200	48,740	45,820
Other loans	1,755	1,838	2,560	2,255	1,851
Total loans	2,442,300	2,250,267	2,040,787	1,874,940	1,763,400
Less: Allowances for loan losses	20,816	19,480	18,299	17,204	16,587
Net loans	2,421,484	2,230,787	2,022,488	1,857,736	1,746,813

Premises and equipment	32,068	32,258	30,825	31,095	31,087
Other real estate owned	1,103	1,324	949	1,036	2,062
Accrued interest receivable	5,943	5,371	5,126	4,858	4,788
Bank owned life insurance	32,404	32,634	32,448	32,258	32,065
Deferred tax assets, net	10,458	10,491	11,661	9,433	9,366
Other assets	12,212	13,241	11,181	11,063	9,983
TOTAL ASSETS	$2,879,457	$2,702,397	$2,514,521	$2,400,971	$2,251,485

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$377,399	$366,371	$383,268	$410,609	$350,987
Interest-bearing demand deposits	634,580	600,889	558,537	474,945	407,127
Savings	115,515	112,878	111,897	116,172	119,750
Money market accounts	714,466	700,069	713,383	673,375	660,691
Certificates of deposit – Retail	310,678	198,819	165,834	157,067	151,730
Subtotal “customer” deposits	2,152,638	1,979,026	1,932,919	1,832,168	1,690,285
IB Demand – Brokered	263,000	188,000	138,000	138,000	138,011
Certificates of deposit – Brokered	106,694	131,667	132,500	145,000	65,000
Total deposits	2,522,332	2,298,693	2,203,419	2,115,168	1,893,296

Overnight borrowings	—	54,600	—	—	79,400
Federal home loan bank advances	83,692	83,692	83,692	83,692	83,692
Capital lease obligation	10,594	10,712	9,734	9,836	9,917
Other liabilities	13,486	12,433	12,646	9,942	9,308
Due to brokers, securities settlements	—	—	16,960	—	—
TOTAL LIABILITIES	2,630,104	2,460,130	2,326,451	2,218,638	2,075,613
Shareholders’ equity	249,353	242,267	188,070	182,333	175,872
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$2,879,457	$2,702,397	$2,514,521	$2,400,971	$2,251,485

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included
above)	$3,053,110	$2,986,623	$2,857,727	$2,843,310	$2,745,955

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in Thousands)
 (Unaudited)

	As of
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	6,335	6,850	8,790	6,536	7,473
Other real estate owned	1,103	1,324	949	1,036	2,062
Total nonperforming assets (A)	$7,438	$8,174	$9,739	$7,572	$9,535

Nonperforming loans to
total loans (A)	0.26%	0.30%	0.43%	0.35%	0.42%
Nonperforming assets to
total assets (A)	0.26%	0.30%	0.39%	0.32%	0.42%

Accruing TDR’s (B)	$13,561	$13,601	$13,045	$12,730	$12,340

Loans past due 30 through 89
days and still accruing	$2,481	$1,755	$2,278	$1,536	$5,027

Classified loans (A)	$38,450	$35,809	$34,752	$34,929	$35,075

Impaired loans (A)	$19,896	$20,451	$21,834	$19,813	$19,814

Allowance for loan losses:
Beginning of period	$19,480	$18,299	$17,204	$16,587	$15,373
Provision for loan losses	1,350	1,250	1,150	1,150	1,325
Charge-offs, net	(14)	(69)	(55)	(533)	(111)
End of period	20,816	19,480	18,299	17,204	16,587

ALLL to nonperforming loans	328.59%	284.38%	208.18%	263.22%	221.96%
ALLL to total loans	0.85%	0.87%	0.90%	0.92%	0.94%

Capital Adequacy
Tier 1 leverage	8.80%	9.11%	7.57%	8.01%	8.48%

Tier I capital to risk weighted assets	13.57%	14.38%	12.16%	13.05%	13.09%

Common equity tier 1 capital ratio
to risk-weighted assets (C)	13.57%	N/A	N/A	N/A	N/A

Tier I & II capital to
risk-weighted assets	14.71%	15.55%	13.36%	14.30%	14.34%

Common equity to total assets	8.66%	8.96%	7.48%	7.59%	7.81%
(End of period)

Book value per share (D) (E)	$16.61	$16.36	$15.80	$15.48	$15.08

(A)	September 30, 2014 amount includes a $1.5 million commercial nonaccrual loan that was paid in full on October 8, 2014.
(B)	Does not include $1.4 million at March 31, 2015, $1.4 million at December 31, 2014, $2.4 million at September 30, 2014, $2.5 million at June 30, 2014, and $3.0 million at March 31, 2014 of TDR’s included in nonaccrual loans.
(C)	New capital ratio required under Basel III effective March 31, 2015.
(D)	Shares included in the book value per share calculation are shares outstanding at period end less the restricted shares that have not yet vested.
(E)	Tangible book value per share was $16.57 at March 31, 2015, $16.32 at December 31, 2014, $15.75 at September 30, 2014, $15.43 at June 30, 2014, and $15.03 at March 31, 2014. Tangible book value per share is different than book value per share because it excludes intangible assets. See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2015	2014	2014	2014	2014

Residential loans retained	$16,986	$10,661	$20,540	$17,245	$11,653
Residential loans sold	8,938	8,230	5,561	7,344	7,011
Total residential loans	25,924	18,891	26,101	24,589	18,664

CRE (includes
Community banking)	57,787	14,953	3,208	20,175	15,841
Multifamily (includes
Community banking)	209,034	172,021	105,584	149,937	225,143
Commercial loans (includes
Community banking)	40,696	89,905	74,029	62,668	15,957
Wealth Lines of Credit	10,260	—	—	—	—
Total commercial loans	317,777	276,879	182,821	232,780	256,941

Installment loans	344	2,015	9,410	5,184	1,877

Home equity lines of credit	3,377	4,140	2,550	6,709	4,668

Total loans closed	$347,422	$301,925	$220,882	$269,262	$282,150

	For the Three Months Ended
	March 31,	March 31,
	2015	2014
Residential loans retained	$16,986	$11,653
Residential loans sold	8,938	7,011
Total residential loans	25,924	18,664

CRE (includes
Community banking)	57,787	15,841
Multifamily (includes
Community banking)	209,034	225,143
Commercial loans (includes
Community banking)	40,696	15,957
Wealth Lines of Credit	10,260	—
Total commercial loans	317,777	256,941

Installment loans	344	1,877

Home equity lines of credit	3,377	4,668

Total loans closed	$347,422	$282,150

PEAPACK-GLADSTONE FINANCIAL CORPORATION
 SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, except share data)
 (Unaudited)

	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Income Statement Data:
Interest income	$22,361	$20,786	$19,210	$18,630	$16,949
Interest expense	2,778	2,434	2,162	1,707	1,378
Net interest income	19,583	18,352	17,048	16,923	15,571
Provision for loan losses	1,350	1,250	1,150	1,150	1,325
Net interest income after
provision for loan losses	18,233	17,102	15,898	15,773	14,246
Wealth management fee income	4,031	3,822	3,661	4,005	3,754
Service charges and fees	805	880	829	708	694
Bank owned life insurance	537	274	276	276	266
Gain on loans held for sale at fair
value (Mortgage banking)	148	128	87	112	112
(Loss)/Gain on loans held for sale at
lower of cost or fair value	—	(3)	(7)	176	—
Other income	93	142	167	117	71
Securities gains, net	268	44	39	79	98
Total other income	5,882	5,287	5,052	5,473	4,995
Salaries and employee benefits	9,425	9,188	9,116	9,089	8,848
Premises and equipment	2,616	2,627	2,564	2,334	2,438
FDIC insurance expense	482	453	350	303	275
Other expenses	3,245	3,310	2,663	3,204	2,778
Total operating expenses	15,768	15,578	14,693	14,930	14,339
Income before income taxes	8,347	6,811	6,257	6,316	4,902
Income tax expense	3,339	2,599	2,393	2,533	1,871
Net income	$5,008	$4,212	$3,864	$3,783	$3,031

Total revenue	$25,465	$23,639	$22,100	$22,396	$20,566

Per Common Share Data:

Earnings per share (basic)	$0.34	$0.32	$0.33	$0.32	$0.26
Earnings per share (diluted)	0.33	0.32	0.32	0.32	0.26

Weighted average number of
Common shares outstanding:
Basic	14,909,722	13,037,947	11,841,777	11,721,256	11,606,933
Diluted	15,070,352	13,163,877	11,956,356	11,846,075	11,710,940

Performance Ratios:

Return on average assets
annualized	0.71%	0.64%	0.63%	0.67%	0.59%
Return on average common
equity annualized	8.13%	8.01%	8.35%	8.44%	7.01%
Net interest margin
(Taxable equivalent basis)	2.88%	2.89%	2.89%	3.14%	3.18%
Efficiency ratio (A)	62.58%	66.01%	66.58%	67.43%	70.06%
Operating expenses / average
assets annualized	2.24%	2.36%	2.39%	2.65%	2.78%

(A)	Calculated as (total operating expenses) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2015			March 31, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$273,946	$1,182	1.73%	$207,649	$1,061	2.04%
Tax-exempt (1) (2)	37,631	231	2.46	60,217	337	2.24
Loans held for sale	774	10	5.10	1,324	10	3.04
Loans (2) (3):
Mortgages	465,722	3,785	3.25	533,377	4,553	3.41
Commercial mortgages	1,459,872	13,589	3.72	935,784	9,046	3.87
Commercial	316,109	2,897	3.67	132,549	1,402	4.23
Commercial construction	5,930	62	4.18	5,872	67	4.56
Installment	27,791	252	3.63	21,563	228	4.23
Home equity	50,660	405	3.20	46,832	373	3.19
Other	530	12	9.06	563	12	8.53
Total loans	2,326,614	21,002	3.61	1,676,540	15,681	3.74
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	91,657	43	0.18	31,652	12	0.15
Total interest-earning assets	2,730,723	22,468	3.29%	1,977,483	17,101	3.46%
Noninterest-Earning Assets:
Cash and due from banks	6,804			6,395
Allowance for loan losses	(20,056)			(15,988)
Premises and equipment	32,256			30,748
Other assets	63,868			61,009
Total noninterest-earning assets	82,872			82,164
Total assets	$2,813,595			$2,059,647

LIABILITIES:
Interest-Bearing deposits:
Checking	$630,557	$409	0.26%	$401,310	$92	0.09%
Money markets	710,590	463	0.26	653,624	333	0.20
Savings	113,435	14	0.05	116,518	15	0.05
Certificates of deposit - retail	247,860	663	1.07	149,458	355	0.95
Subtotal interest-bearing deposits	1,702,442	1,549	0.36	1,320,910	795	0.24
Interest-bearing demand - brokered	240,500	185	0.31	75,356	43	0.23
Certificates of deposit - brokered	126,404	524	1.66	13,711	31	0.90
Total interest-bearing deposits	2,069,346	2,258	0.44	1,409,977	869	0.25
Borrowings	109,639	392	1.43	115,585	390	1.35
Capital lease obligation	10,635	128	4.81	9,947	119	4.79
Total interest-bearing liabilities	2,189,620	2,778	0.51	1,535,509	1,378	0.36
Noninterest –bearing liabilities
Demand deposits	366,919			341,196
Accrued expenses and
other liabilities	10,752			9,999
Total noninterest-bearing liabilities	377,671			351,195
Shareholders’ equity	246,304			172,943
Total liabilities and
shareholders’ equity	$2,813,595			$2,059,647
Net interest income		$19,690			$15,723
Net interest spread			2.78%			3.10%
Net interest margin (4)			2.88%			3.18%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2015			December 31, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$273,946	$1,182	1.73%	$258,699	$1,158	1.79%
Tax-exempt (1) (2)	37,631	231	2.46	42,539	244	2.29
Loans held for sale	774	10	5.10	747	13	6.85
Loans (2) (3):
Mortgages	465,722	3,785	3.25	466,943	3,889	3.33
Commercial mortgages	1,459,872	13,589	3.72	1,297,727	12,376	3.81
Commercial	316,109	2,897	3.67	243,024	2,375	3.91
Commercial construction	5,930	62	4.18	6,017	65	4.32
Installment	27,791	252	3.63	28,129	259	3.68
Home equity	50,660	405	3.20	49,495	402	3.25
Other	530	12	9.06	599	13	8.68
Total loans	2,326,614	21,002	3.61	2,091,934	19,379	3.71
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	91,657	43	0.18	163,287	106	0.26
Total interest-earning assets	2,730,723	22,468	3.29%	2,557,307	20,900	3.27%
Noninterest-Earning Assets:
Cash and due from banks	6,804			6,257
Allowance for loan losses	(20,056)			(18,796)
Premises and equipment	32,256			31,975
Other assets	63,868			62,424
Total noninterest-earning assets	82,872			81,860
Total assets	$2,813,595			$2,639,167

LIABILITIES:
Interest-Bearing deposits:
Checking	$630,557	$409	0.26%	$615,907	$344	0.22%
Money markets	710,590	463	0.26	721,634	474	0.26
Savings	113,435	14	0.05	111,604	15	0.05
Certificates of deposit - retail	247,860	663	1.07	187,126	440	0.94
Subtotal interest-bearing deposits	1,702,442	1,549	0.36	1,636,271	1,273	0.31
Interest-bearing demand - brokered	240,500	185	0.31	163,000	108	0.27
Certificates of deposit - brokered	126,404	524	1.66	131,649	540	1.64
Total interest-bearing deposits	2,069,346	2,258	0.44	1,930,920	1,921	0.40
Borrowings	109,639	392	1.43	90,828	384	1.69
Capital lease obligation	10,635	128	4.81	10,752	129	4.80
Total interest-bearing liabilities	2,189,620	2,778	0.51	2,032,500	2,434	0.48
Noninterest –bearing liabilities
Demand deposits	366,919			380,362
Accrued expenses and
other liabilities	10,752			16,005
Total noninterest-bearing liabilities	377,671			396,367
Shareholders’ equity	246,304			210,300
Total liabilities and
shareholders’ equity	$2,813,595			$2,639,167
Net interest income		$19,690			$18,466
Net interest spread			2.78%			2.79%
Net interest margin (4)			2.88%			2.89%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Tangible Book Value Per Share	2015	2014	2014	2014	2014
Shareholders’ equity	$249,353	$242,267	$188,070	$182,333	$175,872
Less: Intangible assets	563	563	563	563	563
Tangible equity	248,790	241,704	187,507	181,770	175,309

Period end shares outstanding	15,440,430	15,155,717	12,286,821	12,154,150	12,032,913
Less: Restricted shares not yet vested	429,642	345,095	382,252	376,134	368,608
Total outstanding shares	15,010,788	14,810,622	11,904,569	11,778,016	11,664,305
Tangible book value per share	16.57	16.32	15.75	15.43	15.03
Book value per share	16.61	16.36	15.80	15.48	15.08

Tangible Equity to Tangible Assets
Total Assets	2,879,457	2,702,397	2,514,521	2,400,971	2,251,485
Less: Intangible assets	563	563	563	563	563
Tangible assets	2,878,894	2,701,834	2,513,958	2,400,408	2,250,922

Tangible equity to tangible assets	8.64%	8.95%	7.46%	7.57%	7.79%
Equity to assets	8.66%	8.96%	7.48%	7.59%	7.81%

	Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Efficiency Ratio	2015	2014	2014	2014	2014

Net interest income	$19,583	$18,352	$17,048	$16,923	$15,571
Total other income	5,882	5,287	5,052	5,473	4,995
Less: (Loss)/gain on loans
Held for sale at lower of cost
Or fair value	—	(3)	(7)	176	—
Less: Securities gains, net	268	44	39	79	98
Total recurring revenue	25,197	23,598	22,068	22,141	20,468

Total operating expenses	15,768	15,578	14,693	14,930	14,339

Efficiency ratio	62.58%	66.01%	66.58%	67.43%	70.06%

	Three Months Ended
	March 31,	March 31,
Efficiency Ratio	2015	2014

Net interest income	$19,583	$15,571
Total other income	5,882	4,995
Less: Gain on loans
Held for sale at lower of cost
Or fair value	—	—
Less: Securities gains, net	268	98
Total recurring revenue	25,197	20,468

Total operating expenses	15,768	14,339

Efficiency ratio	62.58%	70.06%